Exhibit 99.1

Contacts:

Investor Relations:	Eric J. Shick
Vice President, Investor Relations
(908) 277-8413

Media Relations:	Holly P. Glass
Vice President, Government and Public Affairs
(703) 754-2848

BARD ANNOUNCES FIRST QUARTER RESULTS

MURRAY HILL, NJ — (April 19, 2005) — C. R. Bard, Inc. (NYSE-BCR) today reported 2005 first quarter financial results. First quarter 2005 net sales were $428.6 million, an increase of 9 percent over the prior-year period. Excluding the impact of a 2004 divestiture and foreign exchange, first quarter 2005 ongoing net sales increased 12 percent over the prior-year period.

For the first quarter 2005, net sales in the U.S. were $300.4 million and net sales outside the U.S. were $128.2 million, both up 9 percent over the prior-year period. Excluding the impact of the 2004 divestiture and foreign exchange, first quarter 2005 ongoing net sales in the U.S. and outside the U.S. increased 14 percent and 7 percent, respectively, over the prior-year period.

For the first quarter 2005, net income was $81.3 million and diluted earnings per share were 75 cents, an increase of 13 percent and 12 percent, respectively, over the prior-year period.

The 2005 first quarter results included certain items that increased net income by $2.0 million (after-tax), or 2 cents per diluted share. Excluding certain items, first quarter 2005 net income was $79.3 million and diluted earnings per share were 73 cents. Net income and diluted earnings per share, excluding certain items, increased by 25 percent and 24 percent, respectively, for the first quarter 2005, as compared to the prior-year period.

“We are pleased to start 2005 with good momentum. Revenue growth for the first quarter was strong across all of our major product groups, reflecting the power of our broad portfolio and the importance of new technology,” commented Timothy M. Ring, chairman and chief executive officer. “Our earnings performance benefited from healthy gross margin expansion and lower operating spending for the quarter. Going forward, we will leverage our operating efficiencies to provide us with the means to invest in our key franchises, deliver innovative clinical solutions and enhance shareholder value.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, N.J., is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, expenses, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to our December 31, 2004 10-K for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

The company sold certain assets of its Endoscopic Technologies division on September 30, 2004. Net sales excluding sales of the divested Endoscopic Technologies products are referred to as “ongoing net sales”. The earnings per share figures reported in this press release reflect the company’s two-for-one common stock split that became effective on May 28, 2004.

“Net sales, excluding foreign exchange”, “ongoing net sales” and “net income and diluted earnings per share excluding certain items” are non-GAAP financial measures. The company analyzes net sales on a constant currency and ongoing basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales. The company believes that comparing ongoing net sales between periods provides an additional and meaningful analysis of comparable operations. Net income and EPS excluding certain items are used by the company to measure the comparability of results between periods. Because certain items such as investment gains and litigation outcomes may not reflect underlying operating results, the company believes the exclusion of these and similar items provides an additional and meaningful assessment of net income and EPS. The limitation of these non-GAAP measures is that, by excluding certain items, they do not reflect results on a standardized reporting basis. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be viewed as a replacement for GAAP results.

C. R. Bard, Inc.

Consolidated Statements of Income

(in thousands except per share amounts, unaudited)

	Quarter Ended March 31,
	2005	2004
Net sales	$428,600	$393,800

Costs and expenses:
Cost of goods sold	164,900	161,600
Marketing, selling & administrative expense	128,600	120,700
Research & development expense	27,200	23,200
Interest expense	3,100	3,400
Other (income) expense, net	(6,400)	(13,400)

Total costs and expenses	317,400	295,500

Income before tax provision	111,200	98,300
Income tax provision	29,900	26,400

Net income	$81,300	$71,900

Basic earnings per share	$0.78	$0.69

Diluted earnings per share	$0.75	$0.67

Wt. avg. common shares outstanding – basic	104,900	104,000

Wt. avg. common shares outstanding – diluted	108,200	106,600

Product Group Summary of Net Sales

	(dollars in thousands, unaudited) Quarter Ended March 31,
	2005	2004	Change	Constant Currency
Vascular	$104,300	$92,100	13%	11%
Urology	127,400	116,500	9%	8%
Oncology	93,200	79,200	18%	17%
Surgery	85,600	75,200	14%	13%
Other	18,100	15,700	15%	15%

Ongoing Sales	$428,600	$378,700	13%

FX Impact	—	4,500

Con. Currency	$428,600	$383,200		12%

Ongoing Sales	$428,600	$378,700	13%

Divested Sales	—	15,100

Reported Sales	$428,600	$393,800	9%

Notes to Consolidated Statements of Income

•	Net sales of divested products were previously reported in the oncology product group.

•	All earnings per share numbers reflect the company’s 2 for 1 stock split that became effective May 28, 2004.

•	For the first quarter of 2005, in addition to interest income and exchange gains and losses, other (income) expense, net included income of approximately $3.2 million pretax ($2.0 million after-tax; $0.02 diluted earnings per share) resulting from a milestone payment related to the company’s sale of an investment during the second quarter of 2004.

•	For the first quarter of 2004, in addition to interest income and exchange gains and losses, other (income) expense, net included the adjustment of a fourth quarter 2003 reserve recorded in connection with a legal verdict. This adjustment resulted in additional pretax income of $16.0 million ($9.8 million after-tax; $0.09 diluted earnings per share), partially offset by a charge for an unrelated legal settlement of $3.9 million pretax ($2.3 million after-tax; $0.02 diluted earnings per share). In addition the company recorded a $1.1 million tax credit in income tax provision related to the retroactive effective date of its Malaysian high-technology pioneer grant ($0.01 diluted earnings per share).

	Reconciliation of Earnings (in millions, except per share) Quarter Ended March 31,
	2005		2004
	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP Basis	$81.3	$0.75	$71.9	$0.67
Adjustment	(2.0)	(0.02)	(8.6)	(0.08)

Adjusted Basis	$79.3	$0.73	$63.3	$0.59